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Contact:	Patrick E. Beans
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
CHANGE IN CORPORATE OFFICERS

Susan L. Henricks Named President and Chief Operating Officer

LINCOLN, Nebraska (July 5, 2011) — National Research Corporation (NASDAQ:NRCI) announced that effective today, Susan L. Henricks has been named President and Chief Operating Officer of the company.

Commenting on Ms. Henricks’ appointment, Michael D. Hays, Chief Executive Officer of National Research Corporation said, “Susan is an innovative leader with exceptional experience managing data, information services, direct marketing and technology companies.  With more than thirty years in both private and public companies, her experience has shaped her ability to provide deep insight into key strategic and operating issues of businesses today.  We are fortunate to have her join our team.”

Most recently, Susan was a Managing Partner and Founder of a private equity firm.  Founded in 2008 with two other partners, Arbor Capital, LLC’s primary focus was in three sectors: marketing and information services, payments technology and business process outsourcing.  Prior to starting Arbor Capital, she was President of the Financial Institution Services business of First Data Corporation, the largest processor of credit card, debit card and merchant transactions in the U.S.  Before joining First Data, Susan was President of the Directories business of RR Donnelley, a global $8 billion leader in printing and print services.  Previous to RR Donnelley, she was President of First Data Enterprises, the credit card issuing business of First Data.  Susan also led Metromail Corporation, a direct marketing services company.

Susan holds a B.A. from Northwestern University and received her M.B.A. from the Kellogg School of Management at Northwestern University.

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NRCI Announces Change in Corporate Officers
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July 5, 2011

“National Research Corporation is a leader in the healthcare measurement and improvement field across the continuum of care, and I am thrilled to become a part of such a vital, important and growing business,” said Ms. Henricks.  “I am looking forward to working with Mike, clients and associates to further evolve NRC’s role in the industry.”

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

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